Exhibit 10.34
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
April 4, 2008
Daniel E. Greenleaf
383 Gristmill Drive
Basking Ridge, NJ 07920
Dear Dan:
I am pleased to extend this offer of employment to you for the position of President of Coram Specialty Infusion Services, reporting to Larry Higby, Chief Executive Officer of Apria Healthcare.
The terms of your offer are:
Base Salary: Your starting annual base salary will be $475,000, to be paid at the rate of $18,269.23 via the Company’s bi-weekly payroll process. You are eligible for consideration for future performance reviews and merit base wage adjustments consistent with other senior executives under Coram’s wage administration policy.
Executive Bonus: You will be eligible to participate in Apria’s Executive Bonus Plan. For 2008, your target aggregate bonus opportunity under the Plan will be equal to 100% of your annualized rate of base salary at date of hire, prorated from date of hire. Your bonus will be based on achieving Coram’s budgeted objectives, with both thresholds and targets for net revenue, operating income and merger integration synergies, equally weighted, as detailed in Schedule A to the Bonus Plan, a copy of which is attached to this letter. As also specified on the attached Schedule A, the Executive Bonus Plan provides for the opportunity of overachievement up to 150% of your salary if the Apria Healthcare budgeted targets are exceeded for net revenue, operating income and free cash flow at the parent company level. For 2008, the Company will guarantee a minimum bonus payment of 25% of your annualized rate of base salary at date of hire, prorated from date of hire.
Restricted Stock Units (RSUs) and Stock Appreciation Rights (SARs): As of your first day of employment, the Company will grant you (i) 40,000 Apria Healthcare restricted stock units that vest in three equal installments over three years, and (ii) 300,000 Apria Healthcare stock appreciation rights that vest in four equal installments over four years. The base price of the SARs will be the closing price on the New York Stock Exchange on your first day of employment. These grants are subject to you signing Apria’s standard form of Noncompetition and Nonsolicitation Agreement for senior executives, a copy of which has previously been provided to you. Also, as a member of the senior management team, you will be subject to Apria’s stock ownership requirements for senior executives, a copy of which has also been provided to you. Along with other similarly situated executives, you will be eligible for future grants of RSUs, SARs and other possible awards under Apria’s 2003 Performance Incentive Plan.

Benefits: You are eligible to participate in our group life, health and disability insurance plans, per the terms and conditions of those plans. Additionally, you will become eligible to enroll in the 401(k) Savings Plan on your first day of employment and will be eligible for a Company match after one year of employment. You will also be eligible to participate in the Senior Executive Medical and Dental Programs. Under these plans, you will have a $5,000 medical account and $2,500 dental account to pay for co-payments and eligible procedures that are not covered by the Company’s basic medical and dental plans. The Senior Executive Medical and Dental Programs will renew at the beginning of each calendar year. You will be eligible for vacation benefits consistent with other Company senior executives. You will also receive a Company-paid fuel card.
Executive Severance Agreement: You will receive an Executive Severance Agreement, a draft of which has been furnished to you, providing for severance payments equal in the aggregate to the sum of two years of your most recent base salary compensation, the average of the past two years bonus and two years of COBRA premium coverage, if your employment is terminated by the Company for any reason other than cause (as defined in the Agreement).
Relocation: As discussed, it is a condition of your employment that you relocate to the Denver, Colorado area and your office will be in Coram’s Denver headquarters. As a result, the Company will offer you executive-management relocation benefits that will ensure you are made whole for approved reasonable expenses associated with your relocation, including realtor and closing cost fees for your New Jersey and Denver, CO residences, movement of personal household items, shipment of two personal vehicles and temporary living and storage expenses.
Additionally, the Company will cover reasonable expenses for up to five house hunting trips for you and your wife (arrangements to be made through the Company’s travel department — HR will coordinate.)
At the time your New Jersey residence becomes vacant and remains unsold, the Company will reimburse you an amount equal to the greater of $7,000 gross or $4,500 net per month, for up to six months, to cover the residence’s carrying costs. In addition, during the period prior to the sale of the New Jersey residence, if you incur additional temporary indebtedness to fund the equity portion of the purchase price for your Denver residence, we will also reimburse you for up to a total of $30,000 of the interest costs of that additional indebtedness. If your New Jersey residence does not sell within six months, we will discuss with you other possible assistance arrangements that could be agreed to.
Pursuant to the Immigration Reform & Control Act of 1986, you will be required to produce documents, specified by the federal government, establishing your identity and authorization for employment in the United States. These documents must be produced prior to commencement of employment. Please be sure you have these documents with you on your first day of work.
As an Apria Healthcare Company, Coram Specialty Infusion Services is not permitted to employ or contract with an individual who is debarred, suspended or otherwise ineligible to participate in federal programs. This offer of employment is contingent upon our verification that you are not currently debarred, suspended or otherwise ineligible to participate in federal programs. In addition, if you become debarred, suspended or otherwise ineligible to participate in federal programs, your employment at Coram Specialty Infusion Services may be terminated.

This offer of employment is also contingent upon the results of your substance abuse testing, background investigation and employment verification and reference process.
By accepting this offer, you are agreeing that your employment with Coram Specialty Infusion Services is on an “at-will” basis and can be terminated by you or the Company at any time, subject to the provisions in the Executive Severance Agreement currently being reviewed by you and your counsel.
By signing this offer letter, you are acknowledging that you have reviewed the terms and conditions contained herein and there are no other terms, agreements or promises, verbal or written, outside this letter, subject to negotiation of the pending Executive Severance Agreement, other documents and discussions currently under consideration, provided that the terms of the Executive Severance Agreement and accompanying documents under discussion, as fully agreed upon, shall govern the employment relationship.
This offer is good up to seven (7) calendar days from the date above.
To indicate your acceptance of this offer letter, please sign below and return it to me (mail or fax 949 639-6966) within next the seven days. Please keep a copy for your records.
We are looking forward to having you join our team.
Your first day of employment will be April 7, 2008.

Sincerely,	Acceptance of Offer:

Howard Derman	Daniel E. Greenleaf
Senior Vice President
Human Resources